SECOND AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of August 1, 2023, by and between The 2023 ETF Series Trust and Foreside Fund Services, LLC (together, the “Parties”) is effective as of June 27, 2025.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and;

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.  Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.  Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.  This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

THE 2023 ETF SERIES TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Trent Statczar	By:	/s/ Teresa Cowan
Name:	Trent Statczar	Name:	Teresa Cowan, President
Title:	President	Title:	Teresa Cowan, President
Date:	June 27, 2025	Date:	6.27.25

EXHIBIT A

Eagle Capital Select Equity ETF

Brandes U.S. Small-Mid Cap Value ETF

Brandes International ETF

Brandes U.S. Value ETF

Atlas America Fund

Pacific NoS Global EM Equity Active ETF

Pictet AI & Automation ETF

Pictet Cleaner Planet ETF

Pictet AI Enhanced International Equity ETF

Pictet Emerging Markets Rising Economies ETF

Pictet Emerging Markets Debt ETF